SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2009

Sterling Mining Company
(Exact name of registrant as specified in its charter)

Idaho
(State or Other Jurisdiction of Incorporation or Organization)

000-52669	82-0300575
(Commission File Number)	(I.R.S. Employer Identification Number)

2201 N. Government Way, Ste E
Coeur d’Alene, ID 83814
(Address of principal executive offices including zip code)

(208) 666-4070
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

Sterling Mining Company (the “Company”) has regained possession of the Sunshine Mine after a ruling from the United States Bankruptcy Court District of Idaho granted Sterling’s motion for turnover. The Company took physical possession of the mine site on Wednesday afternoon, August 19, 2009, and began preliminary inspections to ensure the basic infrastructure required for care and maintenance is in good working order.  In order to facilitate ongoing security, care and maintenance Sterling has re-hired eleven of the original Sunshine Mine crew. After inspections are complete, Sterling will begin work necessary to resume dewatering. Order of Turnover Motion is attached hereto as Exhibit 99.1

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective August 17, 2009 Robert R. Higdem and Guy Sande were appointed to Sterling’s Board of Directors.

Robert Higdem has been with Sterling Mining Company since June 2006 as Environmental Manager and as General Manager since March, 2009. Mr. Higdem has over 8 years experience in the Mining Industry specializing in environmental compliance and environmental quality. He previously worked for the Idaho Department of Environmental Quality for 13 years as an Environmental Compliance Officer, resigning in June 2006 to accept a position with Sterling Mining.  Mr. Higdem holds a Bachelor of Science in Environmental Health Science from Boise State University.

Guy Sande has over 22 years production and exploration experience in the mining industry, specializing in mine planning and operations.  Before joining Sterling Mining Company in 2006 and becoming Lands Manager in 2007, he previously worked for Coeur d’Alene Mines from 2000 – 2006 in the engineering department and spent four years prior to his tenure at Coeur d’Alene Mines with Golden Queen Mining, bringing the Soledad Mountain project from the exploration stage to final feasibility.  In addition, Mr. Sande has extensive experience bringing productivity gains to operations through the creative application of mining, CAD and database software.  Mr. Sande attended the Montana College of Mineral Science and Technology, Butte Montana and is a past Chair of the Coeur d’Alene Section of the Society for Mining, Metallurgy and Exploration (SME).

Exhibit No.	Description

99.1	Order on Turnover Motion

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: August 21, 2009	By:	/s/ Roger A. Van Voorhees
Roger A. Van Voorhees
President/Chief Executive Officer